CONSENT OF MICON INTERNATIONAL LIMITED

In connection with the Company's Management's Discussion and Analysis for the nine-month periods ended September 30, 2023 and September 30, 2022 (the "Interim MD&A) of Integra Resources Corp. (the "Company"), and the Company's Material Change Report dated July 7, 2023 (the "MCR"), which included references to our firm and to the technical report entitled "NI 43-101 Technical Report Preliminary Economic Assessment for the Wildcat and Mountain View Projects, Pershing and Washoe Counties, Nevada, USA", dated July 30, 2023, the undersigned hereby consents to: (i) the reference of our firm in the Interim MD&A and MCR, (ii) the use of information attributed to our firm in the Interim MD&A and the MCR, (iii) the references to our firm in the short form base shelf prospectus, and (iv) the information attributed to our firm in the short form base shelf prospectus, in each case, being included in or incorporated by reference into the Registration Statement on Form F-10 being filed by the Company with the United States Securities and Exchange Commission and any amendments thereto and into the prospectus included therein.

Date: January 16, 2024

/s/ William J. Lewis

Name: William J. Lewis, P.Geo.
Title: Principal Geologist

601 - 90 Eglinton Ave East, Toronto, Ontario, Canada M4P 2Y3

+1 416 362 5135 | www.micon-international.com